Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sify Technologies Limited
We consent to the incorporation by reference in the registration statement (No. 333-165248) on Form S-8 of Sify Technologies Limited and subsidiaries (the ‘Company’) of our reports dated November 30, 2010 with respect to the consolidated statements of financial position of Sify Technologies Limited as of March 31, 2010 and 2009, and related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2010 and the effectiveness of internal control over financial reporting as of March 31, 2010, which reports appear in the March 31, 2010 annual report on Form 20-F of Sify Technologies Limited.
Our report dated November 30, 2010, on the effectiveness of internal control over financial reporting as of March 31, 2010, expresses our opinion that Sify Technologies Limited did not maintain effective internal control over financial reporting as of March 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to controls over the accounting evaluation of certain revenue transactions relating to the purchase of products for onward sales has been identified and included in management’s assessment included as part of Item 15 Controls and Procedures.

/s/ KPMG KPMG
Chennai, India
November 30, 2010